Exhibit 99.1

SANTA FE ENERGY TRUST

THE BANK OF NEW YORK TRUST COMPANY, N.A., Trustee

NEWS
RELEASE

FOR IMMEDIATE RELEASE

AUSTIN, TEXAS, JUNE 22, 2007 - SANTA FE ENERGY TRUST (NYSE SYMBOL-SFF) ANNOUNCES ADJOURNMENT OF SPECIAL MEETING OF UNITHOLDERS

The special meeting of unitholders of Santa Fe Energy Trust scheduled for June 22, 2007 has been adjourned for one week to allow additional time for unitholders to vote. The special meeting will be reconvened at noon Central Time on Friday June 29, 2007, at the offices of the Trustee located at 601 Travis, 16th Floor, Houston Texas.  The record date for the meeting has not been changed and remains May 25, 2007.

A total of 2,630,664 Trust units were represented, in person or by proxy, at the special meeting today, constituting less than a quorum for the meeting.  A total of 2,531,827 units represented at the meeting, constituting approximately 96.2% of the units represented at the meeting, were voted in favor of the proposal to extend the date by which the Trustee is required to use reasonable efforts to sell all of the net profits royalties held by the Trust from June 30, 2007 to November 30, 2007, and to extend certain related deadlines, all as described in the proxy statement for the meeting.  However, approval of the proposal requires the affirmative approval of the holders of at least 3,150,001 Trust units.

Additional Information About the Special Meeting and Proposal and Where You Can Find It

In connection with the proposal to be voted on at the special meeting, the Trust has filed a definitive proxy statement with the SEC.  BEFORE MAKING ANY VOTING DECISION WITH RESPECT TO THE PROPOSAL, TRUST UNITHOLDERS ARE URGED TO READ THE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT THE PROPOSAL.   The proxy statement and any other documents filed by the Trust with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, unitholders of Santa Fe Energy Trust may obtain free copies of the proxy statement and any other documents filed with the SEC by contacting the Trustee at the address or toll-free number shown below, or by calling the Trust’s proxy solicitor, MacKenzie Partners, toll-free at (800) 322-2885.  You may also read and copy any reports, statements and other information filed by the Trust with the SEC at the SEC public reference room at 100 F Street, NE, Room 1580, Washington,

D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

THE TRUST WILL BE LIQUIDATED ON OR BEFORE FEBRUARY 15, 2008.

Contact:

SANTA FE ENERGY TRUST

THE BANK OF NEW YORK TRUST COMPANY, N.A., TRUSTEE

MIKE ULRICH

919 CONGRESS AVENUE

AUSTIN, TX 78701

(800) 852-1422